UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

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SAMSON OIL & GAS LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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23 October 2013

Dear Shareholder:

The Annual General Meeting of the Shareholders of Samson Oil & Gas Limited (“Samson”) will be held on November 15, 2013 in Perth, Western Australia, in respect to various resolutions that are set out below.

The resolutions that are being put to shareholders are important and we would encourage you to exercise your rights as a shareholder.

Specifically we urge you to vote:

•	FOR resolution 3, approval of the remuneration report and
•	AGAINST resolution 6.

These are resolutions that are triggered by some provisions of Australian law with which many of our shareholders, particularly those in the U.S., may not be familiar.

We urge you to vote FOR resolution 3 because, under applicable Australian law, even if that resolution passes by an overwhelming majority, if the negative votes are more than 25% of the votes cast, it could trigger a “Spill Vote” under Australian law, in which case the outside directors on the Board of Directors must be re-elected at a subsequent shareholder meeting, thereby creating an unnecessary and expensive burden for Samson.

A separate meeting to hold a “Spill Vote” can also be avoided by a majority vote AGAINST resolution 6.

Under applicable Australian law, for resolution 3 (the remuneration report), if the vote against is greater than 25% of the votes cast, a “Spill Vote” meeting is only required if resolution 6, receives a majority vote at the Annual General Meeting on November 15. Accordingly, we also urge you to cast your vote AGAINST resolution 6 to ensure that no such meeting is required to be called. Not only would a “Spill Meeting” be an expensive exercise, it could also disrupt Samson’s business, as it is currently supervised and managed by a well-qualified and credentialed group of Non-Executive Directors.

Accordingly, in order to avoid a “Spill Vote” meeting, we urge you to vote your shares FOR resolution 3 to approve the 2013 remuneration report and AGAINST resolution 6.

Since many of you have not yet received your proxy materials from your stockbrokers, a brief summary of all the resolutions being considered at the shareholders meeting, and the Board’s recommendations with respect thereto, is deemed appropriate:

1.)	To re-elect Dr. DeAnn Craig as a director

The Board recommends voting FOR Dr. DeAnn Craig’s re-election

2.)	To re-elect Mr. Eugene McColley as a director

The Board recommends voting FOR Eugene McColley’s re-election

3.)	Adoption of remuneration

The Board recommends voting FOR the adoption of the remuneration report

4.)	Ratify allotment of shares and issue of options
a.	The effect of passing resolution 4 will be to refresh the Company’s 15% capacity under Listing Rule 7.1 to the extent of the 128,935,387 Shares and 51,574,155 Options issued on 22 March 2013 and 4 April 2013.

The Board recommends voting FOR the recent issue of shares and options

5.)	Approve issue of options to Mr. Eugene McColley
a.	A grant of 4,000,000 options is included in Mr. McColley remuneration package along with regular director’s fees of $80,000 per annum.

The Board recommends voting FOR the issue of Eugene McColley’s Options

6.)	Spill Resolution
a.	Although voting on the adoption of the Remuneration Report in resolution 3 is for advisory purposes only, because more than 25% of the votes were cast against the Remuneration Report at last year’s AGM, and because it is possible that 25% or more of the votes cast at this year’s AGM on Resolution 3 could be against the adoption of the Remuneration Report, constituting a “Second Strike”, Samson must put a Spill Resolution as an ordinary resolution to Shareholders at this year’s AGM. If the Spill Resolution is passed, then Samson is required to convene the “Spill Vote” Meeting within 90 days of the AGM.
b.	Resolution 6 will only be put to the AGM this year if less than 75% of the shares cast are voted in favor of resolution 3, approval of the 2013 remuneration report.

The Board recommends voting AGAINST the Spill Resolution

7.)	Advisory vote to approve named executive officer compensation
a.	The separate advisory vote on the compensation paid to “named executive officers” is required by the U.S. Securities Exchange Act of 1934. While it is similar to the vote on the remuneration report in resolution 3 required by Australian law, the substance of the two resolutions is very similar.

The Board recommends voting FOR the approval of named executive officers’ compensation

As a beneficial owner of the ordinary shares, you must direct how your shares are voted by contacting your broker or the customer service department at the brokerage firm to get your shares voted. A proxy form was mailed out to your brokerage account on October 21, 2013, but you may not receive it in your mailbox in time to vote your shares by return mail. If you have not yet received your proxy materials for the Samson AGM on November 15, 2013, from your broker, Samson urges you to be proactive and call your broker rather than waiting to receive those materials in the mail. In order for your vote to be effective, your broker must vote your shares by November 6, 2013 the deadline for US shareholders holding American Depositary Shares to record their vote.

If you would like more information on the AGM or the resolutions to be considered at that meeting, please contact Ms. Erin Cherrington in our Denver office on 303 298 0369.

Yours faithfully

SAMSON OIL & GAS LIMITED

Dr Victor Rudenno

Chairman